EXHIBIT C
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                           CAPITALIZATION OF NETWORK-1


Common Stock                                                         8,314,458

Preferred D Stock (as converted)                                       391,478

Preferred E Stock (as converted)                                     4,967,016

Warrants (issued in Preferred E financing)                             500,000

Warrants (issued in Preferred D financing)                           1,352,048

Other Warrants                                                         992,582

Options under Stock Option Plan (including New 1,600,000
 CMH options)                                                        3,252,370

Total Fully Diluted                                                 19,769,952

CMH/Corey Horowitz Options/Warrants                                  3,132,241

Derivative Percentage                                                    15.8%